EXHIBIT 5.1

[LETTERHEAD OF PILLSBURY WINTHROP SHAW PITTMAN LLP]

December 12, 2006

Saul Centers, Inc.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814

Re:	Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Saul Centers, Inc., a Maryland corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering and sale from time to time pursuant to the Saul Centers, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of up to 2,038,004 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”).

For the purposes of this opinion, we have examined copies of the following documents:

1.	The Registration Statement;

2.	The Plan;

3.	The Articles of Incorporation of the Company, as amended, restated or supplemented (the “Articles of Incorporation”), as certified by the Maryland State Department of Assessments and Taxation (“SDAT”) on December 6, 2006 and as certified to us by the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company as being in effect as of the date hereof;

4.	The Bylaws of the Company, as amended, restated or supplemented (the “Bylaws”), as certified to us by the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company as being in effect as of the date hereof;

5.	The minutes of the special meeting of the Board of Directors of the Company held on November 30, 2006 (the “Resolutions”);

6.	A certificate of an officer of the Company dated as of the date hereof; and

7.	Such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of any Common Stock pursuant to the Registration Statement, (i) the Resolutions have not have been amended, modified or rescinded, (ii) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Common Stock or the validity of the Common Stock.

We have also assumed that the offering, sale and delivery of the Common Stock will not at the time of such offering, sale and delivery violate or conflict with (i) the Articles of Incorporation, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (ii) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (iii) any law or regulation or any decree, judgment or order then applicable to the Company. We have further assumed that the number of shares of Common Stock to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of such class of capital shares authorized in the Articles of Incorporation, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time.

Based upon, subject to, and limited by the foregoing, we are of the opinion that the shares of Common Stock have been duly authorized and when sold, issued and delivered by the Company in the manner and on the terms described in the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the United States and the State of Maryland. We render no opinions with respect to the law of any other jurisdiction. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. We express no opinion as to compliance with any state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We render no opinions with respect to the law of any other jurisdiction. This opinion has been prepared for your use in connection with the filing of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933 (the “Act”), as amended, or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP
PILLSBURY WINTHROP SHAW PITTMAN LLP